October 13, 2023
Dear Investor:
MacKenzie Realty Capital, Inc. (“MRC”) is again issuing its quarterly preferred share dividend and equivalent preferred OP unit distribution. The dividend is payable to investors of record as of September 30, 2023. Shareholders accepted into the company as of July 1 (or prior) will receive a dividend of $0.375 per share, which is equal to an annualized rate of 6%. Shareholders accepted into the company as of August 1 will receive 2/3rd of that amount (or $0.25 per share), and those accepted as of September 1 will receive 1/3rd of that amount (or $0.125 per share).
Enclosed is your Investor Statement with this quarter’s payment details. If you invested through a trustee or custodian or requested a third-party deposit, or if you participate in the Dividend Reinvestment Plan, your dividend has been transmitted as directed. If you receive a cash dividend, your check will arrive separately.
In addition, the Board has approved a preferred share dividend at the rate of $0.125 per month to holders of record as of October 31, November 30, and December 31, 2023. This dividend will be paid during the month of January 2024.
We appreciate your investment in MRC. We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered. We believe your confidence in us will be rewarded.
Sincerely,
MACKENZIE REALTY CAPITAL, INC.
Robert E. Dixon, President
The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.
This letter does not constitute an offer to purchase or sell Mackenzie securities; only the Offering Circular should be relied upon for any investment decision. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met. A copy of the Offering Circular may be obtained on the SEC’s website: https://www.sec.gov/Archives/edgar/data/1550913/000155091322000031/mrc253g2111022.htm